CAPSTONE CHRISTIAN VALUES FUND, INC.
                      Christian Stewardship Bond Index Fund
                Christian Stewardship Large Cap Equity Index Fund
                Christian Stewardship Small Cap Equity Index Fund
                 Christian Stewardship International Index Fund
                (series of Capstone Christian Values Fund, Inc.)

                          SERVICE AND DISTRIBUTION PLAN


Introduction: It has been determined that series and classes indicated on Schedule A hereto (each a "Fund" and "Class," respectively), which are series and classes of Capstone Christian Values Fund, Inc. ("CCVF"), will pay specified amounts to Capstone Asset Planning Company ("Distributor") as compensation for providing certain distribution-related and shareholder-servicing services with respect to shares and shareholders of such Fund and Class. The Board of Directors of CCVF therefore adopts the Service and Distribution Plan (the "Plan") for the Funds and Classes, as set forth herein, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

The Board of Directors, in considering whether the Funds should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds and Classes for such purposes.

In voting to approve the implementation of the Plan, the Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds, Classes and their shareholders.

The Plan: The material aspects of the financing by the Funds and Classes of distribution and shareholder servicing activities to be performed for the Funds and are as follows:

     1. Each Fund or Class,  as applicable,  will compensate the Distributor for services provided and expenses incurred in connection with the distribution and marketing of shares of the particular Fund or Class and for the servicing shareholders of that Fund or Class. Such distribution, marketing and shareholder servicing activities to be provided by the Distributor may include (1) printing and advertising expenses; (2) payments to employees or agents of the Distributor who engage in or support distribution of the Funds' shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Funds' transfer agent and answering questions of shareholders;
        (6) payments of fees to one or more broker-dealers (which may include the Distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of shares of a Fund or Class owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Funds' Board of Directors determines to be reasonably calculated to result in the sale of the shares of the Funds and Classes.

        Subject to the limitations of applicable law and regulation, including rules of the National Association of Securities Dealers ("NASD"), the Distributor will be compensated monthly for such services at the annual rate indicated in Schedule A based on the average daily net assets of the Funds or Classes.

     2. Out of the amounts provided in Schedule A, the Distributor may periodically pay to one or more Service Organizations (which may include the Distributor itself) a fee in respect of the shares of a Fund or Class owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Such fees will be computed daily and paid quarterly by the Distributor at such annual rates as may be determined from time to time by the Board of Directors, consistent with applicable law, regulation and regulatory interpretation, and disclosed in the Funds' prospectus, such rates to be based on the average daily net asset value of the shares of the Funds or Classes owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Subject to the limits herein and the requirements of applicable law and regulations, including rules of the NASD, the Distributor may designate as "Service Fees," as that term is defined by applicable rules and regulatory interpretations applicable to payments under a plan such as the Plan, some or all of any payments made to Service Organizations (including the Distributor itself) for services that may be covered by "Service Fees," as so defined.

        The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a written agreement between the
        Service Organization and the Distributor (the "Agreement"), in such form(s) as may be approved by the Directors from time to time. If a shareholder of a Fund or Class ceases to be a client of a Service Organization that has entered into an agreement with the Distributor, but continues to hold shares of the Fund or Class, the Distributor will be entitled to receive a similar payment in respect of the servicing provided to such shareholder. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the shares of a Fund or Class, as applicable, shall be computed in the manner specified in CCVF's Articles of Incorporation, including any Establishment and Designation of Series, and the Funds' current prospectus for the computation of the net asset value of the Fund or Class.

     3. The Plan will become effective immediately upon approval, with respect to each Fund and Class, by (a) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the Act) of CCVF and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Plan Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan. Additional series or classes of shares may be added to the Plan effective as to each such series and class upon approval by (a) a majority of the outstanding voting securities of such series or class, as applicable, if shares of the series or class have been sold to persons who are not "affiliated persons" (as defined in the Act) of CCVF, promoters of CCVF, or affiliated persons of either of the foregoing, and (b) majorities of both the Board of Directors and the Plan Directors, pursuant to votes cast in person at a meeting called for such purpose. Each such series or class added to the Plan shall become a "Fund" or "Class" hereunder.

     4. The Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Directors, including a majority of the Plan Directors pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

     5. The Plan may be amended at any time by the Board of Directors provided that (a) any amendment to increase materially the amounts which a Fund or Class may pay for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective Fund or Class, as applicable and (b) any material amendments of the terms of the Plan shall become effective only upon approval by vote of a majority of the Directors and by vote of a majority of the Plan Directors, cast in person at a meeting called for the purpose of voting on such amendment.

     6. The Plan is terminable without penalty at any time with respect to any Fund or Class by (a) vote of a majority of the Plan Directors, or (b) vote of a majority of the outstanding voting securities of the respective Fund or Class, as applicable.

     7. Any person authorized to direct the disposition of monies paid or payable by a Fund or Class pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

     8. While the Plan is in effect, the selection and nomination of Directors who are not "interested persons" (as defined in the Act) of CCVF shall be committed to the discretion of the Directors who are not "interested persons".

     9. CCVF shall preserve copies of the Plan, any agreement into connection with the Plan, and any report made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of the Plan, such agreement or report, the first two years in an easily accessible place.

CAPSTONE CHRISTIAN VALUES FUND, INC.


Date: _____________                       By:_______________________________
                                             President

Attest:

_____________________
Secretary

                          SERVICE AND DISTRIBUTION PLAN
                      CAPSTONE CHRISTIAN VALUES FUND, INC.

                                     SCHEDULE A



      The amounts payable to the Distributor pursuant the Service and Distribution Plan are as indicated below for the listed Funds and Classes. The Distributor shall be paid monthly at the following annual rates to be applied to the average daily net asset value of the respective Fund or Class:


Name of Fund                                       Class of Shares     Annual Fee Rate
------------                                       ---------------     ---------------

Christian Stewardship Bond Index Fund               Institutional           0.05%
                                                    Individual              0.25%

Christian Stewardship Large Cap Equity Index Fund   Institutional           0.05%
                                                    Individual              0.25%

Christian Stewardship Small Cap Equity Index Fund   Institutional           0.05%
                                                    Individual              0.25%

Christian Stewardship International Index Fund      Institutional           0.05%
                                                    Individual              0.25%